EXHIBIT 4.2


                       PREFERRED SHARE PURCHASE AGREEMENT

     This Preferred Share Purchase Agreement (this "Agreement") is dated for reference March 28, 2005 by and between Clearly Canadian Beverage Corporation, a British Columbia company (the "Corporation") and BG Capital Group Ltd., a Bahamas corporation ("Holder"). The Corporation and Holder are collectively referred to herein as the "parties" and each a "party."

     NOW, THEREFORE, in consideration of the above and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.   DEFINITIONS

In this Agreement:

          (a) "2005 Budgeted Targets" means the budgeted targets of the Corporation's performance as set out in Schedule A attached hereto, which budgeted targets are based in part on the 2005 Pro Forma Budget of the Corporation set out in Schedule B attached hereto;

          (b) "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act of 1934, as amended (the "Exchange Act");

          (c) "BG Facility" means the One Million Dollar ($1,000,000.00) loan from Holder to the Corporation pursuant to the terms of a loan agreement between Holder and the Corporation dated February 9, 2005 (the "BG Loan Agreement");

          (d) "Blue Mountain" means Blue Mountain Springs Ltd., an Ontario corporation, wholly-owned by the Corporation;

          (e) "Business Day" means a day which is not a Saturday, Sunday or any statutory holiday in the Province of British Columbia;

          (f) "CAPCO Facility" means the One Million Dollar ($1,000,000.00) operating line of credit established by CAPCO Financial Company, a division of Greater Bay Bank N.A ("CAPCO") in favour of CCB (US), as amended from time to time, together with all security granted thereunder;

          (g) "CCB(US)" means CC Beverage (U.S.) Corporation, a Washington corporation wholly-owned by the Corporation;

          (h) "Collingwood Property" means the land located in the Township of Osprey, in the County of Grey, owned by Blue Mountain, as more particularly described in Schedule C hereto;

          (i) "Collingwood Property Mortgages" means the first charge security mortgage in the principal amount of Eight Hundred Thousand Canadian Dollars ($800,000.00 CDN) registered against the Collingwood Property in the names of Jeanette McGrath and Shari-Anne Dudart-McGrath and the second charge security mortgage in the principal amount of One Million Canadian Dollars ($1,000,000.00


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CDN)  registered  against  the  Collingwood  Property  in the name of  Global as security for the Global Facility;

          (j) "Common Shares" means the Corporation's common shares after such shares have been consolidated on a ten (10) for one (1) share basis pursuant to the Shareholder Approval;

          (k) "Convertible Debentures" means the Six Hundred and Seventy Thousand Canadian Dollars ($670,000.00 CDN) principal amount of secured convertible debentures issued by the Corporation pursuant to the Convertible Debenture Trust Indenture;

          (l) "Convertible Debenture Trust Indenture" means the trust indenture dated December 2, 2002 as amended by a supplemental trust indenture dated December 1, 2003 between the Corporation and Pacific Corporate Trust Company, under which the Corporation has issued the Convertible Debentures and granted a security interest in all of its present and after-acquired personal property;

          (m) "Criterion Contract" means the consulting contract between Criterion Capital Corporation ("Criterion"), a British Columbia corporation wholly-owned by Douglas Mason and the Corporation dated March 1, 2002, as amended by letter agreement dated February 28, 2003;

          (n) "Environmental Law" means any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgements, decrees and/or ordinances whether or not having the force of law and all applicable official directives and authorizations of any Governmental Authority relating to any contaminant, the environment, public health, occupational health and safety, product liability or any environmental activity;

          (o) "Financial Statements" means the audited consolidated financial statements of the Corporation for the period ending December 31, 2004 consisting of the audited balance sheets; the consolidated statements of change in shareholders' equity, the consolidated statements of operations and the consolidated statements of cash flows;

          (p) "Formosa Property" means the land located in the Village of Formosa, Ontario, owned by the Corporation, as more particularly described in Schedule C hereto;

          (q) "Formosa Property Mortgages" means the first charge security mortgage in the principal amount of One Million Canadian Dollars ($1,000,000.00
CDN) registered against the Formosa Property in the name of Global as security for the Global Facility;

          (r) "Global Facility" means the One Million Canadian Dollars ($1,000,000.00 CDN) principal amount of loan from Global (GMP) Holdings Inc. ("Global") to the Corporation pursuant to the terms of a loan Agreement between Global and the Corporation dated November 23, 2004, as amended;


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          (s)  "Governmental  Authority" means any nation,  federal  government, province,  state,  municipality  or other  political  subdivision  of any of the
foregoing,   and  any  entity  exercising  executive,   legislative,   judicial,
regulatory or administrative functions;

          (t) "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Laws (including, without limitation, any that are or become classified as hazardous or toxic under any Laws);

          (u) "Information Circular" means the information circular of the Corporation dated March 28, 2005;

          (v) "Koltai Contract" means the employment agreement between Tom Koltai and the Corporation dated January 1, 1997, as amended;

          (w) "Laws" shall mean all statutes, codes, ordinances, decrees, rules, regulations, customs, treaties, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, directives, customs, policies or guidelines whether or not having the force of law, or any provisions of the foregoing;

          (x) "Lien" means any mortgage, charge, pledge, right of set-off, title retention, hypothec, security interest, lien, assignment, claim or other encumbrance of any nature or kind whatsoever, whether fixed or floating, statutory or consensual, and howsoever created;

          (y) "Loan Documents" has the meaning ascribed thereto in the BG Loan Agreement;

          (z) "Management Credit Facility" means the amended credit facility in the aggregate amount of Three Hundred and Ninety-Four Thousand and Thirty Canadian Dollars ($394,030.00 CDN) among the Corporation, as borrower, and Criterion and Philip Langridge, as lenders;

          (aa) "Material Subsidiaries" means, collectively, Blue Mountain and CCB (US);

          (bb) "Morley Contract" means the consulting contract between Bruce E. Morley Law Corporation ("Law Corp"), a British Columbia corporation wholly-owned by Bruce Morley and the Corporation dated March 1, 2002, as amended by letter agreement dated February 28, 2003;


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          (cc) "Permitted  Encumbrance"  means in respect of any person, any one or more of the following:

               (i) inchoate or statutory priorities, liens or trust claims for taxes, assessments and other governmental charges or levies which are not delinquent or the validity of which are currently being contested in good faith by appropriate proceedings provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

               (ii) the right reserved to, or vested in, any municipality or governmental authority by the terms of any lease, license, franchise, grant, or permit, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payment as a condition of the continuance thereof;

               (iii) inchoate or statutory liens of contractors, subcontractors, mechanics, suppliers, material men and others in respect of construction, maintenance, repair or operation of assets or properties of the person, or other like possessory liens and public utility liens provided the same are not registered as encumbrances against the title to any real or personal property of the person;

               (iv)  security  given to a public  utility or other  governmental authority or other public authority when required by such utility or governmental authority in connection with the operations of the person in the ordinary course of business;

               (v) title defects which are of a minor nature and in the aggregate will not materially impair the value or use of this property for the purposes for which it is held or applicable municipal and other governmental restrictions, including municipal by-laws and regulations affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with;

               (vi) reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown of any real property or any interest therein and the easements, rights-of-way, servitudes and similar rights in real property comprised in the assets of the person or interests therein granted or reserved to other persons;

               (vii) personal property security interests securing purchase money security obligations, provided that such security interests charge only the assets which are subject of the purchase money security obligations (and the proceeds thereof to the extent permitted by applicable law) and no other assets, and security interests arising under capitalized lease obligations, including security interests registered in favour of Telecom Leasing Canada (TLC) Limited;

               (viii) liens and charges on accounts receivable and inventories of CCB(US) in favour of CAPCO, as security for the CAPCO Facility;

               (ix) the Collingwood Property Mortgages;

               (x) the Formosa Property Mortgage;


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               (xi) the  security  on all present  and  after-acquired  personal property of the Corporation, CCB(US) and Blue Mountain granted in favour of Global, as security for the Global Facility;

               (xii) the security interest granted pursuant to the Convertible Debenture Trust Indenture, securing the Convertible Debentures;

               (xiii) the security interest granted by CCB (US) in favour of Advanced H2O Inc. pursuant to a bottling agreement dated February 26, 2002, as amended February 6, 2004;

               (xiv) Instrument No. 358815 being a charge in favour of the Laurentian Bank of Canada against the Collingwood Property described in paragraph 2(b) of Schedule C;

               (xv) Instrument No. 365181 being a lease in favour of Christopher
E. Teeter against the Collingwood Property described in paragraph 2(b) of Schedule C;

               (xvi) Instrument No. 365710 being a charge in favour of Realcare Services Ltd. against the Collingwood Property described in paragraph 2(b) of Schedule C;

               (xvii) Instrument No. 365711 being a charge in favour of National Trust Co., in trust for R.R.S.P. #097565 against the Collingwood Property described in paragraph 2(b) of Schedule C; and

               (xviii) Instrument No. 380910 being a certificate registered by Ralph Moyal, as Plaintiff against the Collingwood Property described in paragraph 2(b) of Schedule C;

          (dd) "Person" means an individual, partnership, corporation, trustee, trust, unincorporated organisation, non-share capital corporation, or any federal, provincial or municipal governmental body, corporation, commission, board, agency, foundation, association, counsel or other governmental authority of any kind whatsoever, or any other entity whatsoever;

          (ee) "SEC" means the United States Securities and Exchange Commission;

          (ff) "Stock Options" means the stock options as set forth in Schedule D to be issued under the Corporation's stock option plan to be presented to the shareholders of the Corporation for approval;

          (gg) "Shareholder Approval" means the approval, in accordance with the Articles of the Corporation, by the shareholders of the Corporation of the particular matters to be acted upon as set forth in the Information Circular; and

          (hh) "Transaction Documents" shall mean this Agreement and any and all other agreements, instruments and documents contemplated to be executed and delivered pursuant to this Agreement.


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


2.   AGREEMENT TO SELL AND PURCHASE

     2.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in section 6.1), the Corporation hereby agrees to issue and sell to Holder, and Holder agrees to purchase from the Corporation an aggregate of Two Million (2,000,000) of the Corporation's Class A Preferred shares (the "Class A Shares").

     2.2 Purchase Price. The purchase price for the Class A Shares shall be Two Million Dollars ($2,000,000.00) or One Dollar ($1.00) for each of the Class A Shares (the "Purchase Price").

     2.3 Rights of Class A Shares. The Corporation's Class A Shares shall have the respective rights, preferences and privileges as set forth in the Schedule of the Special Rights and Restrictions of the Class A Shares attached hereto as Schedule E (the "Class A Special Rights and Restrictions"). It is agreed and acknowledged by the parties hereto that the terms set forth in the Class A Special Rights and Restrictions form binding obligations of the Corporation and Holder and for greater certainty, shall, by reference, be incorporated into, and form a part of, this Agreement.

3.   EXCHANGE OF CLASS A SHARES

     3.1 Exchange. Upon the Corporation's receipt of gross proceeds of no less than Three Million Dollars ($3,000,000.00) (the "Private Placement Proceeds") from a bought deal private placement of Common Shares (the "Standard Private Placement") pursuant to an engagement letter between Standard Securities Capital Corporation ("Standard") and the Corporation dated for reference March 28, 2005, the Holder will exchange all of its Class A Shares into Two Million (2,000,000) of the Corporation's Class B Preferred shares (the "Class B Shares").

     3.2 Rights of Class B Shares. The Corporation's Class B Shares shall have the respective rights, preferences and privileges as set forth in the Schedule of the Special Rights and Restrictions of the Class B Shares attached hereto as Schedule F (the "Class B Special Rights and Restrictions"). It is agreed and acknowledged by the parties hereto that the terms set forth in the Class B Special Rights and Restrictions form binding obligations of the Corporation and Holder and for greater certainty, shall, by reference, be incorporated into, and form a part of, this Agreement.

     3.3  Exchange  Effective.  The  Exchange  of the Class A Shares  under this
Article 3 shall be deemed to have been effected on the date the Private Placement Proceeds are received by the Corporation.

     3.4 Certificates. On the fifth Business Day after the effective date of the exchange of the Class A Shares into Class B Shares, the Corporation shall deliver to the Holder's solicitor, Brent Lokash Law Corporation, a share certificate or share certificates of the Corporation representing the Class B Shares (the "Class B Share Certificate") in exchange for the return to the Corporation of the Class A Share Certificate (as defined in subsection 6.2(e)). Any Class A Share Certificate not returned to the Corporation will be deemed to


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


be cancelled as of the effective date of the exchange of the Class A Shares into Class B Shares without any further act by the Holder or the Corporation.

     3.5 Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes and charges attributable to the issuance or delivery of the Class B Share Certificate.

4.   PRIVATE PLACEMENT FINDER'S FEE

     4.1 Finder's Fee. In consideration of Holder introducing the Corporation to Standard, the Corporation, shall, upon issuance of the Class B Share Certificate pursuant to Section 3.4, issue to Holder Four Hundred and Fifty Thousand (450,000) Common Shares (the "Finder's Fee Shares").

     4.2 Certificate. Along with the delivery of the Class B Share Certificate, the Corporation shall issue and deliver by hand against a signed receipt therefor or by registered mail, return receipt requested, to the address set forth in section 15.9, a share certificate or share certificates of the Corporation representing the Finder's Fee Shares (the "Finder's Fee Share Certificate").

     4.3 Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes and charges attributable to the issuance or delivery of the Finder's Fee Share Certificate.

5.   PAYMENT OF PURCHASE PRICE

     The Purchase Price will be payable by Holder to the Corporation as follows:

          (a) the sum of One Million Dollars ($1,000,000.00) by way of a deposit (the "Deposit") to be paid within five (5) Business Days of the execution of this Agreement by both parties, into an interest bearing trust account with Holder's solicitor, Brent Lokash Law Corporation, and to be released to the Corporation, along with all interest accrued, upon the Closing, or paid to Holder, along with all interest accrued thereon, in the event the Closing does not occur on the Closing Date; and

          (b) the sum of One Million Dollars ($1,000,000.00) by way of conversion, upon the Closing, of the BG Facility into One Million (1,000,000) Class A Shares, which conversion shall be deemed to be repayment of the BG Facility and extinguish and satisfy, in full, any and all obligations of the Corporation under the BG Facility.

6.   CLOSING; CONDITIONS TO CLOSING

     6.1 The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at such place as the Corporation and Holder may mutually agree on the first Business Day following the Shareholder Approval or on such other date as the Corporation and Holder may mutually agree (the "Closing Date").

     6.2 The Closing is subject to the satisfaction or waiver, in whole or in part, of each of the following conditions at, or prior to the Closing:


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          (a) the Corporation shall have obtained the Shareholder Approval;

          (b) the Corporation shall have furnished to Holder, in form satisfactory to Holder, executed authorizations by the Board of Directors of the Corporation (the "Board") approving and authorizing the transactions contemplated by this Agreement and appointing Brent Lokash, Marco Markin and a third nominee of the Holder's choosing to the Board for a term of no less than one year;

          (c) the Corporation shall have furnished to Holder a certified copy of a resolution of the shareholders of the Corporation creating the Corporation's Class A Shares and the Corporation's Class B Shares, along with copies of all corporate registry filings required by the Province of British Columbia in connection therewith;

          (d) the Corporation shall have furnished to Holder, in form satisfactory to Holder, executed officer's certificates of the Corporation and the Material Subsidiaries in connection with the transactions contemplated by this Agreement;

          (e) the Corporation shall have furnished to Holder a share certificate or share certificates of the Corporation representing the Class A Shares (the "Class A Share Certificate");

          (f) the Corporation shall have furnished to Holder a consent from Global confirming as of the Closing Date, the outstanding balance and good standing of the Global Facility and agreeing to the issuance of the Class A Shares and the Class B Shares;

          (g) the Corporation shall have furnished to Holder a consent from CAPCO Financial Company confirming as of the Closing Date, the outstanding balance and good standing of the CAPCO Facility;

          (h) the Corporation shall have furnished to Holder an agreement from each beneficial owner of units of the Convertible Debenture Trust Indenture other than Technology Flavors & Fragrances, Inc. (such owners the "Remaining Debentureholders") providing that upon the closing of the Standard Private Placement, the Six Hundred and Seventy Thousand Canadian Dollars ($670,000.00
CDN) outstanding amount of the Convertible Debentures shall be repaid, and the Remaining Debentureholders shall subscribe Five Hundred and Twenty Thousand Canadian Dollars ($520,000.00 CDN) of Common Shares at a price of One Dollar ($1.00) per share;

          (i) the Corporation shall have furnished to Holder an agreement from Criterion, one of the lenders of the Management Credit Facility providing that upon the closing of the Standard Private Placement the entire amount of the Management Credit Facility shall be repaid, and Criterion shall subscribe for an aggregate $262,230CDN of Common Shares at a price of One Dollar ($1.00) per share;

          (j) the Corporation shall have furnished to Holder a written amendment to the Criterion Contract providing as follows:

               (i) Criterion shall receive 25% of its Consulting Fees, as defined in the Criterion Contract, for the balance of 2005 (the "2005 Criterion Reduced Fee Amount");


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               (ii) the Criterion Contract shall not be terminated without cause until after December 31, 2005 and, subject to paragraph 6.2(j)(iii), thereafter if for any reason the Criterion Contract is terminated by the Corporation, Criterion shall receive severance of Two Hundred Thousand Dollars ($200,000.00) and Stock Options to purchase One Hundred and Fifty Thousand (150,000) Common Shares (collectively, the "Criterion Termination Compensation");

               (iii) in the event the 2005 Budgeted Targets are achieved by the Corporation, the Criterion Contract shall continue for 2006 in accordance with the terms of the Criterion Contract, and Criterion shall be paid by March 31, 2006 a bonus equal to 20% of its annual pre-amended Consulting Fees, plus an amount equal to the balance of Criterion's 2005 Consulting Fees not included in the 2005 Criterion Reduced Fee Amount, and if, for any reason whatsoever, the Corporation terminates the Criterion Contract prior to December 31, 2006, the Corporation shall immediately pay Criterion an amount equal to the Criterion Termination Compensation, plus the balance of any Consulting Fees due for any remaining portion of 2006;

          (k) the Corporation shall have furnished to Holder a written amendment to the Morley Contract providing as follows:

               (i) Law Corp shall receive 80% of its Retainer Fees, as defined in the Morley Contract, for the balance of 2005 (the "2005 Law Corp Reduced Fee Amount");

               (ii) the Morley Contract shall not be terminated without cause until after December 31, 2005 and, subject to paragraph 6.2(k)(iii), thereafter if for any reason the Morley Contract is terminated by the Corporation, Law Corp shall receive severance of One Hundred and Fifty Thousand Dollars ($150,000.00) and Stock Options to purchase One Hundred Thousand (100,000) Common Shares (collectively, the "Law Corp Termination Compensation");

               (iii) in the event the 2005 Budgeted Targets are achieved by the Corporation, the Morley Contract shall continue for 2006 in accordance with the terms of the Morley Contract, and Law Corp shall be paid by March 31, 2006 a bonus equal to 20% of its annual pre-amended Retainer Fees, plus an amount equal to the balance of Law Corp's 2005 Retainer Fees not included in the 2005 Law Corp Reduced Fee Amount and if, for any reason whatsoever, the Corporation terminates the Morley Contract prior to December 31, 2006, the Corporation shall immediately pay Law Corp an amount equal to the Law Corp Termination Compensation, plus the balance of any Retainer Fees due for any remaining portion of 2006;

          (l) the Corporation shall have furnished to Holder a written amendment to the Koltai Contract providing as follows:

               (i) Koltai shall receive 80% of his Base Salary, as defined in the Koltai Contract, for the balance of 2005 (the "2005 Koltai Reduced Fee Amount");

               (ii) the Koltai Contract shall not be terminated without cause until after December 31, 2005 and, subject to paragraph 6.2(l)(iii), thereafter if for any reason the Koltai Contract is terminated by the Corporation, Koltai shall receive severance of One Hundred and Fifty Thousand Dollars ($150,000.00) and Stock Options to purchase One Hundred Thousand (100,000) Common Shares ("collectively, the Koltai Termination Compensation");


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               (iii) in the event the 2005 Budgeted  Targets are achieved by the
Corporation, the Koltai Contract shall continue for 2006 in accordance with the terms of the Koltai Contract, and Koltai shall be paid by March 31, 2006 a bonus equal to 20% of his annual pre-amended Base Salary, plus an amount equal to the balance of Koltai's 2005 Base Salary not included in the 2005 Koltai Reduced Fee Amount and if, for any reason whatsoever, the Corporation terminates the Koltai Contract prior to December 31, 2006, the Corporation shall immediately pay Koltai an amount equal to the Koltai Termination Compensation, plus the balance of any Base Salary due for any remaining portion of 2006;

          (m) the Corporation shall have furnished to Holder a written amendment to the employment agreement (the "Hamzagic Contract") between Sead Hamzagic ("Hamzagic") and the Corporation dated October 1, 2003 providing that the Hamzagic Contract shall not be terminated until after December 31, 2005 and thereafter if for any reason the Hamzagic Contract is terminated by the Corporation, Hamzagic shall receive a payment of Sixty Thousand Dollars ($60,000.00);

          (n) the Corporation shall have furnished to Holder an executed consulting agreement, with Matt Hoogendoorn (the "Consultant"), effective April 1, 2005, providing as follows:

               (i) the Consultant shall assist the Corporation with accounting, financing and cash-flow management;

               (ii) the Consultant shall have signing authority on all of the Corporation's or the Material Subsidiary's bank accounts;

               (iii) the Consultant shall be retained by the Corporation for no less than one (1) year and shall be paid Five Thousand Dollars ($5,000.00) per month and thereafter, subject to renewal with the mutual agreement of the Corporation and the Consultant;

          (o) the Corporation shall have complied with all of its covenants and agreements contained in this Agreement and all representations and warranties of the Corporation contained in this Agreement shall be true;

          (p) the Corporation shall have furnished to Holder an opinion of counsel for the Corporation and each Material Subsidiary, in form reasonably satisfactory to Holder, in connection with the transactions contemplated by this Agreement;

          (q) the Corporation and Holder shall have executed and issued to Brent Lokash Law Corporation a joint direction to pay the Deposit, along with all interest accrued thereon and less the Corporation's reimbursement of Holder's legal fees in accordance with the provisions of Article 14, to the Corporation;

          (r) the Corporation shall have taken all action required to make a representative designated by Holder a signatory on all bank accounts owned and operated by the Corporation and the Material Subsidiaries; and

          (s) Holder shall have furnished to the Corporation all such documents or undertakings as are required to effect the discharge of the Security (as defined in the BG Loan Agreement).

7.   REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

     The Corporation hereby represents and warrants to Holder, as of the Closing Date, as follows:

     7.1 Organization, Good Standing, Qualification and Power and Authority. The Corporation is a company incorporated and amalgamated under the Company Act (British Columbia) and is now governed by the Business Corporations Act (British Columbia) and has not discontinued or been dissolved under such act and is in good standing with respect to the filing of annual reports with the Registrar of Companies office; CCB(US) is a company incorporated under the laws of the State of Washington and has not discontinued or been dissolved and is in good standing with respect to the filing of annual reports therein. Blue Mountain is a company incorporated under the Business Corporations Act (Ontario) is in good standing and has not been discontinued or dissolved. The Corporation has all requisite corporate power and authority to (a) execute and deliver the Transaction Documents; (b) issue the Class A Shares, the Class B Shares, the Class A Dividend Shares (as defined in the Class A Special Rights and Restrictions), the Class B Dividend Shares (as defined in the Class B Special Rights and Restrictions), the Class A Conversion Shares (as defined in the Class A Special Rights and Restrictions), the Class B Conversion Shares (as defined in the Class B Special Rights and Restrictions) and the Finder's Fees Shares (collectively, the "Securities") as contemplated in the Transaction Documents; and (d) to carry out the other provisions of the Transaction Documents.

     7.2 Material Subsidiaries. The Material Subsidiaries are the only material subsidiaries of the Corporation.

     7.3 Authorization; Binding Obligations. All corporate action on the part of the Corporation, its officers, directors and shareholders necessary for the authorization of the Transaction Documents and the performance of all of its obligations thereunder and for the authorization, sale, issuance and delivery of the Transaction Documents and the Securities have been taken or will be taken prior to the Closing. The Corporation has taken or will take all such action as may be necessary to assure that an adequate number of the Corporation's Class A Shares, the Corporation's Class B Shares and Common Shares, as the case may be, are authorized and reserved for issuance as provided under this Agreement. The Transaction Documents will, once executed, constitute, valid, legal and binding obligations of the Corporation enforceable in accordance with their terms, except to such limitations as may result from any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally.

     7.4 Capitalization. The authorized, issued and outstanding capital shares of the Corporation and the Material Subsidiaries is set forth on Schedule G. Other than as set out in this Agreement, no Class A Shares or Class B Shares have been created or issued as of the date hereof. No Common Shares are entitled to preemptive or similar rights, nor is any holder of Common Shares entitled to preemptive or similar rights arising out of any agreement or understanding with the Corporation by virtue of this Agreement. Except as disclosed in Schedule G, there are no authorized or outstanding options, warrants, script, rights to subscribe to, registration rights, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Securities hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any capital shares of the Corporation or the Material Subsidiaries, or contracts, commitments, understandings, or arrangements by which the Corporation or any Material Subsidiary is or may become bound to issue additional capital shares, or securities or rights convertible or exchangeable into capital shares. The fully diluted Common Shares of the Corporation upon completion of the transactions contemplated by the Agreement is expected to be substantially as set out in Schedule I.

     7.5 Consents and Approvals. The execution and delivery of the Transaction Documents by the Corporation and the performance by it or any Material Subsidiary of their respective obligations hereunder or thereunder do not require any consent, approval, order, authorization, licence, exemption or designation of or by any Governmental Authority except for corporate registry filings in respect of the creation of the Corporation's Class A Shares and the Corporation's Class B Shares, and exemptions for the issuance of the Securities pursuant to applicable securities laws and filing reports in connection therewith.

     7.6 No Violations. The execution and delivery by the Corporation of the Transaction Documents and the performance by it or any Material Subsidiary of their respective obligations hereunder or thereunder in compliance with such provisions do not and will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of: (A) its constating or organizational documents; (B) any Law applicable to it or its property and assets; (C) any contractual provision, including, without limitation any material contract, binding on or affecting them or any of their respective property and assets, the breach of which could reasonably be expected to have a material adverse effect upon the business, assets, condition, financial or otherwise of them, respectively; or (D) any writ, judgment, injunction, termination or award which is binding on any of them or any of their respective property and assets; or
(ii) result in or permit: (A) the imposition of any Lien on any of their respective property and assets; or (B) the acceleration of the maturity of any indebtedness of the Corporation or any Material Subsidiary, except for the Global Facility;

     7.7 Compliance with Laws. The business of the Corporation and the Material Subsidiaries has been conducted in compliance with all Laws, except for such violations that have been cured or that, individually or in the aggregate, may not reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of the Corporation or the Material Subsidiaries. Neither the real or personal properties owned, leased, operated or occupied by the Corporation or the Material Subsidiaries, nor the use, operation or maintenance thereof (i) violates any Laws, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement, except where such violation may not reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of the Corporation or the Material Subsidiaries.

     7.8 Licenses; Permits; Related Approvals. The Corporation and the Material Subsidiaries possess all licenses, permits, consents, approvals, authorizations, qualifications, and orders (hereinafter collectively referred to as "Permits") of all Government Authorities legally required to enable the Corporation and the Material Subsidiaries to conduct their business in all jurisdictions in which such business is conducted. All of the Permits are in full force and effect, and no suspension, modification or cancellation of any of the Permits is pending or threatened, which may reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of the Corporation and the Material Subsidiaries. The execution and delivery of the Transaction Documents by the Corporation and the performance by it or any Material Subsidiary of their obligations hereunder and thereunder do not and will not conflict with or violate any of the Permits.

     7.9 Real Property. The Formosa Property, the Collingwood Property and a property in Piney, Manitoba (the "Lands") are the only interests in real property owned or held by the Corporation and the Material Subsidiaries. All agreements with respect to such interests in the Lands are in force and effect, without amendment thereto, and such interests in the Lands are free and clear of all Liens other than the Permitted Encumbrances.

     7.10 Rents and Taxes: All rents, royalties, operating costs, property taxes, business taxes, development cost charges, or other Governmental Authority charges, taxes, costs and levies which are chargeable against the Lands have been paid in full unless the same are not due and payable.

     7.11 Intellectual Property. Schedule H is a complete and accurate list of all copyrights, patents, trademarks and any and all other intellectual property of any kind whatsoever owned, licensed or held by the Corporation and the Material Subsidiaries (the "Intellectual Property"). Such interests in the Intellectual Property is without any conflict known to the Corporation with the rights of others, and is free and clear of all Liens other than the Permitted Encumbrances.

     7.12 Title to Assets. Other than the Permitted Encumbrances, the Corporation and the Material Subsidiaries will, upon the Closing, have good and marketable title to their property and assets (the "Assets") free and clear of all Liens other than the Permitted Encumbrances. With respect to the Assets they lease, the Corporation and the Material Subsidiaries are in material compliance with such leases and, to the Corporation's knowledge, hold a valid leasehold interest free and clear of all Liens.

     7.13 Material Contracts. All material contracts, agreements, leases, commitments, instruments or other dealings to which the Corporation or any Material Subsidiary is a party, including but not limited to all oral or written consulting contracts, management contracts, labor services contracts or similar agreements for the services of a particular individual of the Corporation and the Material Subsidiaries (the "Material Contracts") have been disclosed in the Corporation's annual report on Form 20-F (the "Disclosure Document") for the year ending December 31, 2003 prepared in compliance with the United States
Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subsequently publicly disclosed by the Corporation. For the purposes of this Agreement a contract shall be included as a Material Contract if (i) the performance of any right or obligation by any party to such contract involves a payment by either party of One Hundred Thousand Dollars ($100,000.00) or more and having a term of more than one year; (ii) an expenditure, receipt or transfer or other disposition of property with a value of greater than One Hundred Thousand Dollars $100,000.00 may arise under such contract (other than a contract with a customer or supplier in the ordinary course of business); (iii) such contract has been entered into out of the ordinary course of business.

     7.14 Defaults. Neither the Corporation nor any Material Subsidiary is in default in the performance, observance or fulfillment of any obligation, agreement, covenant, or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of its properties may be bound (not including the Material Contracts) other than such violations or defaults that would not individually or in the aggregate have a material adverse effect on the Corporation's or any Material Subsidiary's business, prospects, properties, condition (financial or other), results of operations or net worth. Neither the Corporation nor any Material Subsidiary is in breach or default of any of the terms of the Material Contracts, and the Corporation is not aware of any breach or default of any of the terms of the Material Contracts by any other party thereto, and each such contract is in good standing and in full force and effect without amendment thereto.

     7.15 Financial Statements; Undisclosed Liabilities. The Financial Statements are in accordance with the books and records of the Corporation, are true, correct and complete and accurately present the Corporation's financial position as of the dates set forth therein and the results of the Corporation's operations and changes in the Corporation's financial position for the periods then ended, all in conformity with generally accepted accounting principles applied in the United States or Canada, as the case may be, on a consistent basis during each period and on a basis consistent with that of prior periods. Except (i) as disclosed in the Financial Statements; (ii) as disclosed in this Agreement; and (iii) as are incurred in the ordinary course of the routine daily affairs of the Corporation's and the Material Subsidiaries' business since the date of the Financial Statements, neither the Corporation nor any Material Subsidiary has any liabilities or obligations of any nature or kind, known or unknown, whether accrued, absolute, contingent, or otherwise. To the knowledge of the Corporation, there is no basis for assertion against the Corporation or any Material Subsidiary of any material claim, liability or obligation not fully disclosed in the Financial Statements or in this Agreement.

     7.16 Solvent. To the best of its knowledge, the Corporation and the Material Subsidiaries is solvent and is generally able to pay their debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement.

     7.17 Shareholder Loans. As of the date of this Agreement, no monies are owed to any shareholders of the Corporation, or any Affiliates of any such shareholders, other than the Management Credit Facility, the Convertible Debentures, short term, unsecured facilities owing to Criterion and Douglas Mason in the amount of approximately Four Hundred and Fifty Thousand Canadian Dollars ($450,000.00 CDN), and to suppliers of the Corporation and the Material Subsidiaries in the ordinary course of business.

     7.18 Guarantees. Other than Permitted Encumbrances or as disclosed in the Financial Statements or previously disclosed to Holder, neither the Corporation nor any of the Material Subsidiaries have guaranteed the obligations of any Person.

     7.19 Proprietary Rights. Neither the Corporation nor any Material Subsidiary has received any communications alleging that it has violated or, by conducting its business as proposed would violate, any proprietary rights of any other person, nor is the Corporation aware of any basis for the foregoing.

     7.20 No Litigation. Other than has been disclosed in the Disclosure Document, the Financial Statements or otherwise disclosed to Holder, there is no action, suit or proceeding pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation, any Material Subsidiary or any of their properties or rights before any court or by or before any Governmental Authority, and the Corporation and the Material Subsidiaries is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority.

     7.21 Tax Matters. The Corporation and the Material Subsidiaries have duly and timely filed, or obtained extensions of time for filing, all material tax returns required by federal, provincial and local authorities (the "Returns"). All information reported on the Returns is true, accurate, and complete. Neither the Corporation nor the Material Subsidiaries is a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Governmental Authority. The Corporation and the Material Subsidiaries have paid in full all taxes, interest, penalties, assessments and deficiencies owed by it to all taxing authorities. The Corporation and the Material Subsidiaries have withheld and remitted all amounts required to be withheld by it including without limitation, income tax, social security plan contributions and employment insurance premiums and has paid such amounts including any penalties or interest due to the appropriate authority on a timely basis and in the form required under the appropriate legislation.

     7.22 Pension Plans. The Corporation and the Material Subsidiaries do not currently have a pension plan or deferred compensation plan for any of its employees. To the best of the Corporation's knowledge as at the date of this Agreement, there are no strikes or other labour disputes against the Corporation or any of its Material Subsidiaries that are pending or threatened. All payments due from the Corporation or any of its Material Subsidiaries on account of employee health plans and vacation pay have been paid. None of the Corporation or any of its Material Subsidiaries have any obligations under any collective-bargaining agreement nor, to the best of their knowledge, is there any organizing activity involving the Corporation or any of its Material Subsidiaries by any labour union or group of employees.

     7.23 Manner of Offering. The Securities are being issued pursuant to (i) Regulation S of the United States Securities Act of 1933, as amended (the "Securities Act"); and (ii) Multilateral Instrument 45 - 103 Capital Raising Exemptions ("MI 45 - 103") of Canadian Securities Administrators (the "Canadian Rules").

     7.24 Reporting Company. The Corporation is (i) a foreign private issuer under the Securities Act; (ii) a reporting issuer under the Securities Act (British Columbia) and the Securities Act (Ontario) (such Securities Acts and the rules and regulations thereunder are collectively referred to as the "Provincial Securities Acts"); (iii) in compliance with its material obligations under the Provincial Securities Acts, the Canadian Rules, the Securities Act and the Exchange Act (the "Security Rules"); and (iv) the information contained in all materials, reports, financial statements, disclosures and other documents filed by the Corporation under the Security Rules are true, accurate, and complete. The Corporation is listed on the National Association of Securities

Dealers, Inc. ("NASD"), Over-the-Counter Bulletin Board ("OTCBB") and Canada Trading & Quotation System ("CNQ").

     7.25 Full Disclosure. All factual information heretofore or herewith furnished by or on behalf of the Corporation to Holder for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate and all statements made by representatives of the Corporation in connection with the negotiation of this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Corporation which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the financial condition, operations, business, earnings, assets, or liabilities of the Corporation or the Material Subsidiaries. The Disclosure Document fully and accurately discloses the business, assets and undertaking of the Corporation and the Material Subsidiaries as of the date of its filing and no material changes have occurred in respect of the information described therein, except as publicly disclosed by the Corporation.

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER

     Holder hereby represents, warrants and covenants to the Corporation as of the Closing Date:

     8.1 Requisite Power and Authority. Holder has all necessary power and authority to execute and deliver the Transaction Documents and to carry out their provisions. All actions on Holder's part required for the lawful execution and delivery of the Transaction Documents for which it has executed and delivered have been or will be effectively taken prior to the Closing.

     8.2 Investment Representations. Holder understands that none of the Securities to be acquired by Holder have yet been registered under the Securities Act or the Provincial Securities Acts. Holder also understands that the Securities to be acquired by Holder are being offered and sold pursuant to an exemption from registration, and in the case of the Provincial Securities Acts, the prospectus requirements, contained in regulations under the Securities Act and the Provincial Securities Acts, based in part upon Holder's representations contained in this Agreement.

          (a) Acquisition for Own Account. Holder is acquiring the Securities for its own account, or the account of its designated assignee, for investment only, and not with a view towards distribution in violation of applicable securities laws.

          (b) Accredited Investor. Holder represents that it is an "accredited investor" within the meaning of (i) Rule 501(a) of Regulation D as promulgated under the Securities Act; and (ii) MI 45-103. Forthwith upon request of the Corporation, Holder will, upon request of the Corporation, furnish the Corporation with a certificate or certificates in respect of its status as an "accredited investor" hereunder.

          (c) Non-Foreign Status. Holder is a non resident of both the United States and Canada for purposes of income taxation as such term is defined in the Internal Revenue Code of 1986, as amended, and the Income Tax Act (Canada).

          (d) Financial Experience. Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able to bear the economic risk of loss of its entire investment.

          (e)   Information.   The   Corporation  has  provided  to  Holder  the
opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated in this Agreement and it has had access to such information concerning the Corporation as it has considered necessary or appropriate in connection with its investment decision to acquire the Securities.

          (f) No Registration. Holder acknowledges that the Securities have not been registered under the Securities Act or the securities laws of any state of the United States, that the Securities may not be offered or sold, directly or indirectly, in the United States except pursuant to registration under the Securities Act and the securities laws of all applicable states or available exemptions therefrom, and that, except as set forth in Article 12, the Corporation has no obligation or present intention of filing a registration statement under the Securities Act in respect of any of the Securities. "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

          (g) No Offer in the United States. Holder acknowledges and agrees that:

               (i) Holder is not in the United States and the offer to purchase the Securities was not made to a person in the United States;

               (ii) this Agreement was delivered to, executed and delivered by the Holder outside the United States;

               (iii) Holder is not, and will not be purchasing the Securities for the account or benefit of, any U.S. Person or person in the United States;

               (iv)  the  current   structure  of  this   transaction   and  all
transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the Securities Act;

               (v) Holder has no intention to distribute either directly or indirectly any of the Securities in the United States, except in compliance with the Securities Act;

               (vi) Holder's affairs are controlled and directed from outside of the United States, its purchase of the Securities was not solicited in the United States, no part of the transaction which is the subject of this Agreement occurred in the United States, and the Corporation has informed the Holder that no market for the Securities currently exists in the United States; and

               (vii) Holder understands that the Securities may not be converted or exchanged in the United States or by or on behalf of a U.S. Person or a person in the United States unless exemptions are available from the registration requirements of the Securities Act and any applicable state securities laws and the holder thereof has provided an opinion of counsel reasonably satisfactory to the Corporation to such effect.

In this subsection 8.2(g), "U.S. Person" has the meaning ascribed to it in Regulation S promulgated under the Securities Act. Without limiting the foregoing, but for greater clarity in this Agreement, a U.S. Person includes, subject to the exclusions set forth in Regulation S, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate or trust of which any executor, administrator or trustee is a U.S. Person, (iv) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (v) any partnership or corporation organized or incorporated under the laws of any non-U.S. jurisdiction which is formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by U.S. Accredited Investors who are not natural persons, estates or trusts;

          (h) Distribution Compliance Period. Holder has no intention to distribute either directly or indirectly any of the Securities in the United States, except in compliance with the Securities Act and the securities laws of all applicable states of the United States or an exemption from such requirements is available and further that it will not offer or sell any of the Securities to or for the account or benefit of any person in the United States (other than a distributor) or engage in any "directed selling efforts" (as defined in Regulation S under the Securities Act) prior to a 40-day "distribution compliance period" (as defined in Regulation S) that applies to the distribution of the Securities under Rule 903(b)(2) of Regulation S, and further that it will not resell the Securities except in accordance with the provisions of applicable securities legislation, regulations, rules, policies and orders and stock exchange rules.

          (i) Reporting Obligations under the Exchange Act. Holder acknowledges that the Common Shares of the Corporation are registered under the Exchange Act and agrees that it will comply with the applicable reporting requirements of the Exchange Act in connection with its ownership of the Securities.

          (j) Transfer Restrictions. Holder agrees that if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such Securities directly or indirectly, unless:

               (i)  the  sale  is  made  pursuant  to  registration   under  the
Securities Act, the Canadian Rules and the Provincial Securities Acts; or

               (ii) the sale is made pursuant to an exemption from the registration requirements under the Securities Act, the Canadian Rules and the Provincial Securities Acts.

          (k) Sale in Canada. Holder further represents and warrants that it will not offer, sell or otherwise transfer any of the Securities within Canada or to a Canadian resident (as such term is defined in the Income Tax Act (Canada)) within the period that is four months and one day from the Closing Date, except pursuant to an exemption from the prospectus and registration requirements of the Provincial Securities Acts and the Canadian Rules.

          (l) Legends. Holder understands and agrees that the certificates representing the Securities will bear a legend stating that such shares have not been registered under the Securities Act, and are subject to the resale restrictions under the Canadian Rules, and may not be offered for sale or sold unless registered under the Securities Act an no longer subject to resale restrictions under the Canadian Rules or an exemption from such registration requirements is available.

          (m) Notations. Holder consents to the Corporation making a notation on its records or giving instructions to any transfer agent of the Corporation in order to implement the restrictions on transfer set forth and described herein. Unless the Corporation has received an opinion of counsel, reasonably acceptable to the Corporation, that a legend is not required upon issuance of the Securities, the Securities may be imprinted with a legend in substantially the following form:

                    UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [FOUR MONTHS PLUS ONE DAY FROM THE DATE OF ISSUANCE OF THIS SECURITY].

          (n) Due Diligence. Holder has been solely responsible for its own "due diligence" investigation of the Corporation, and its respective management, business and financial condition, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment; (ii) in taking any action or performing any role relative to the arranging of the proposed investment, Holder has acted solely in its own interest; and (iii) neither Holder nor any of its agents or employees has acted as an agent of the Corporation, or as an issuer, underwriter, broker, dealer or investment adviser relative to any security involved in this investment.

          (o) Tax Consequences. Holder understands and agrees that there may be material tax consequences to Holder of an acquisition or disposition of the Securities. The Corporation gives no opinion and makes no representation with respect to the tax consequences to Holder under any tax law in respect of Holder's acquisition or disposition of Securities.

     8.3 Indemnification. Holder shall notwithstanding termination of this Agreement and without limitation as to time, indemnify and hold harmless the Corporation and its officers, directors, agents, employees and affiliates, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs, expenses (including legal fees and disbursements on a solicitor and his own client basis), as incurred, arising out of, or relating to, a breach or breaches of any representation, warranty, covenant or agreement by Holder under this Agreement.

9.   ENVIRONMENTAL REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 Environmental Representations and Warranties. The Corporation and each Material Subsidiary represent and warrant that:

          (a) the Corporation and each Material Subsidiary operates and will continue to operate in conformity with all Environmental Laws and Permits and will ensure its staff is trained as required for such purposes;

          (b) the businesses of the Corporation and the Material Subsidiaries do not require it to maintain an environmental emergency response plan;

          (c) neither the Corporation nor any Material Subsidiary stores, generates, uses, treats, manufactures, handles or disposes of any Hazardous Materials on any of its properties other than in compliance with all
Environmental Laws and Permits thereunder, or has disposed of any Hazardous Materials in a manner contrary to Environmental Law or any Permit;

          (d) the Corporation and each Material Subsidiary possesses and will maintain all necessary environmental Permits and other approvals required by any Governmental Authority as may be necessary for the conduct of its business;

          (e) its assets are and will remain free of environmental damage or contamination; and

          (f) the Corporation and each Material Subsidiary has no knowledge of, and has not received any notice of, any pending or threatened claim, complaint, proceeding, prosecution, investigation or otherwise against or affecting any of the Corporation or any Material Subsidiary, or any of its properties, assets or operations relating to Environmental Laws.

     9.2 Environmental Covenants. The Corporation and each Material Subsidiary covenants and agrees with Holder that so long as Holder retains any Class A Shares or Class B Shares, then, unless another time frame is specifically stated herein, they will:

          (a) advise Holder immediately upon becoming aware of any environmental problem relating to the Corporation's or any Material Subsidiary's business, properties or assets;

          (b) provide Holder with copies of all communications with environmental officials, Governmental Authorities and all environmental studies or assessments prepared for any of the Corporation or any Material Subsidiary; and

          (c) not install on or under any of their properties, storage tanks for petroleum products or Hazardous Materials, without Holder's prior written consent and only upon full compliance with all Environmental Laws and the standards and requirements of the Governmental Authorities having jurisdiction over the Corporation's or any Material Subsidiary's activities or assets.

10.  CORPORATION'S POSITIVE COVENANTS

     The Corporation covenants and agrees with Holder that so long as Holder retains any Class A Shares or Class B Shares, then, unless another time frame is specifically stated herein:

     10.1  To  Grant  Stock  Options.   Forthwith  following  the  Closing,  the
Corporation shall grant, or reserve for granting, the Stock Options set out in Schedule D.

     10.2 To Pay Amounts Due. The Corporation will duly and punctually pay or cause to be paid to Holder all amounts, in cash, shares or otherwise, due to Holder under the Transaction Documents at the dates and places, in the manner mentioned therein.

     10.3 Use of Proceeds. The Corporation shall use the net proceeds from the sale of the Class A Shares for general corporate working capital purposes.

     10.4 To Carry on Its Business. The Corporation will, and will cause the Material Subsidiaries to, carry on their business in a proper and efficient manner, and will keep or cause to be kept proper books of account and make or cause to be made therein true and faithful entries of all material dealings and transactions in relation to its business.

     10.5 Maintain Existence. The Corporation shall, and shall cause each of the Material Subsidiaries to, at all times maintain its corporate existence and the corporate existence of all the Material Subsidiaries.

     10.6 Compliance with Laws. The Corporation shall, and will cause the Material Subsidiaries to, carry on its business in material compliance with all Laws.

     10.7 Perform Obligations. The Corporation and each Material Subsidiary will observe and perform, in a timely fashion all obligations, covenants, agreements and undertakings on each of its part required to be observed or performed under the terms of the Transaction Documents. The Corporation will, and will cause each of the Material Subsidiaries to, from time to time, punctually observe and perform all of their material obligations, including, but not limited to, the obligations pursuant to the Material Contracts.

     10.8 Reduce Payables. The Corporation, together with representatives of the Holder, will use all reasonable commercial efforts to negotiate the reduction in the accounts payable of the Corporation as of the date of this Agreement.

     10.9 Amend Global Facility. The Corporation will use all reasonable commercial efforts to negotiate an amendment to the Global Facility providing for an agreement by Global, subject to the right to convert all or any part of the Global Facility into Common Shares at a price of $2.00 per Common Share, not to demand repayment of the principal of the Global Facility, unless the Corporation is in default under the Global Facility, until November 23, 2005.

     10.10 No Liens. The Corporation and each Material Subsidiary shall keep their property, assets and undertakings free and clear of all Liens other than the Permitted Encumbrances.

     10.11 Renew Rights. The Corporation and each Material Subsidiary shall at all times renew or cause to be preserved and renewed all material rights, powers, permits, consents, privileges, franchises, licences, goodwill and intellectual property owned by it and necessary for the conduct of its business and shall at all times comply with all Laws applicable to them.

     10.12 Maintain Records. The Corporation shall keep proper books of record and account in which full and correct entry shall be made of all financial transactions, assets and business of the Corporation and the Material

Subsidiaries in accordance with generally accepted accounting principles applied in the United States or Canada, as the case may be.

     10.13 Furnish Information. The Corporation shall promptly provide Holder with all information requested by Holder from time to time concerning its, or any Material Subsidiary's, financial condition and property and shall permit representatives of Holder to inspect any of its, or any Material Subsidiary's property and to examine and take extracts from financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with the Corporation's senior officers and the Corporation's auditors. The
Corporation shall forthwith provide to Holder copies of all financial statements, both audited and unaudited, as they become available from time to time;

     10.14 Notice of Claim. The Corporation shall promptly give written notice to Holder of: (i) the commencement of any claim, litigation, proceeding or investigation against the Corporation or any Material Subsidiary or any of their assets; (ii) any damage to or destruction of any of the assets or property of the Corporation or any Material Subsidiary which might give rise to a material insurance claim; and (iii) the occurrence of any Event of Default (as defined in the Class A Special Rights and Restrictions and the Class B Special Rights and Restrictions) under the Transaction Documents.

     10.15 To Insure. The Corporation shall maintain all risks comprehensive insurance coverage with reputable insurers reasonably satisfactory to Holder, and to provide Holder with evidence of such insurance, in amounts and against risks normally insured by owners of similar businesses (which insurance, at a minimum, shall cover against risk of loss or damage to property of the Corporation and each Material Subsidiary up to its full replacement value, and including public liability and damage to property of third parties and business interruption insurance) and the Corporation shall provide written notice to Holder within twenty-four (24) hours of any material change to the insurance coverage of the Corporation or any Material Subsidiary or any material change by the Corporation or any Material Subsidiary of any of their insurers.

     10.16 To Repair. The Corporation and each Material Subsidiary shall maintain and preserve all of their respective property and assets in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on by the Corporation and the Material Subsidiaries may be properly and advantageously conducted at all times in accordance with prudent business practices;

     10.17 To Pay Taxes. The Corporation shall, and shall the cause the Material Subsidiaries to pay, and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a Lien; provided however that the Corporation shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Corporation shall have set aside on its books the reserve to the extent required by generally accepted accounting principles applied in the United States or Canada, as the case may be, in an amount which is reasonably adequate with respect thereto.

     10.18 Remittances. The Corporation shall, and shall cause the Material Subsidiaries to, pay, on a timely basis and within the prescribed period of time, all remittances owed to any Government Authority as required by Law.

     10.19 Notice of Financing. The Corporation shall provide to Holder prior written notice of any proposed debt or equity financing made by or to the Corporation or any Material Subsidiary.

     10.20 Reservation of Shares. The Corporation will reserve and keep available, for so long as may be required, that maximum number of its authorized but unissued capital shares as may be required for the issuance of any of the Securities.

     10.21 Listing of Common Shares. The Corporation shall use all reasonable commercial best efforts to maintain the listing of its Common Shares on the NASD OTCBB or such other exchange on which the Common Shares are then listed.

     10.22 To Pay Expenses. The Corporation shall pay all expenses (including legal fees and disbursements on a solicitor and his own client basis), of or incurred by Holder in connection with the enforcement of the Transaction Documents.

     10.23 Reporting Requirements. The Corporation shall duly and timely file all materials, reports, financial statements, disclosures and other documents required by law, including all reporting required by the Security Rules.

     10.24 Removal of Legends. At the request of Holder from time to time, the Corporation shall furnish Holder and the Corporation's transfer agent with directions from the Corporation in connection with the removal of any legends placed on the Securities pursuant to subsection 8.2(l), subject to receipt by the Corporation of satisfactory legal opinions from counsel to the Holder.

11.  CORPORATION'S NEGATIVE COVENANTS

     The Corporation covenants and agrees with Holder that so long as Holder retains any Class A Shares or Class B Shares, then, unless another time frame is specifically stated herein:

     11.1 Not to Pay Dividends. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld declare, pay or set aside for payment any dividend of any capital shares of the Corporation or any Material Subsidiary other than in connection with the Class A Shares and the Class B Shares.

     11.2 Not to Issue Shares. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld, issue any class of shares in the capital of the Corporation or the Material Subsidiaries or any rights, warrants or options to acquire, or instruments convertible into or exchangeable for any class of shares in the capital of the Corporation or the Material Subsidiaries, other than securities issuable pursuant to the securities set out in Schedule G and no greater than 110,000 Common Shares to be issued at One Dollar ($1.00) per share to certain existing shareholders of the Corporation.

     11.3 Not to Create Liens. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld, other than Permitted Encumbrances, make, give, create or permit or attempt to make, give or create Liens on the assets of the Corporation or any Material Subsidiary other than the Permitted Encumbrances.

     11.4 Not to Sell Assets. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld, make any sale of or dispose of any substantial or material part of its, or any Material Subsidiary's, business, assets or undertaking, or shares or assets of any subsidiary, outside of the ordinary course of business.

     11.5 Not to Borrow Money. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld borrow or cause any Material Subsidiary or any other subsidiary to borrow money from any Person save and except for purchase money security interests, chattel mortgages, and equipment leases entered into in the ordinary course of business, and borrowing pursuant to the CAPCO Facility.

     11.6 No Loans to Shareholders. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld, make loans to any shareholders of the Corporation or any Affiliates of any such shareholders.

     11.7 Not to Increase CAPCO Facility. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld, whether in respect of the CAPCO Facility or otherwise, allow the aggregate of such amounts, together with all other indebtedness of the Corporation and CCB(US) to CAPCO, to exceed One Million Dollars ($1,000,000.00).

     11.8 No Guarantees. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld, guarantee the obligations of any other Person, directly or indirectly.

     11.9 Capital Expenditures. The Corporation and the Material Subsidiaries shall not, without the prior written consent of the Holder, such consent to not to be unreasonably withheld, make any capital expenditure in excess of One-Hundred Thousand Dollars ($100,000.00) which is (i) not in the ordinary course of business and (ii) attributable to the core business of the Corporation.

12.  REGISTRATION RIGHTS

     12.1 Definitions. As used in this Article 12, the following terms shall have the following respective meanings:

          (a) "registered," and "registration" shall refer to a registration effected by preparing and filing a registration statement or prospectus, as the case may be, in compliance with the Securities Act or the Canadian Rules, as the case may be, and the declaration or ordering of the effectiveness of such registration statement by the applicable Governmental Authority.

          (b) "Registrable Securities" shall mean the Securities and any capital shares of the Corporation issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Securities.

12.2 Piggyback Registration.

          (a) Request for Inclusion. If at any time after the date hereof there is a registration by the Corporation which permits the inclusion of any Registrable Securities which are not then registered under the Securities Act or the Canadian Rules, as the case may be, or are not otherwise tradable without restriction under the Securities Act or the Canadian Rules, as the case may be, the Corporation will promptly give Holder written notice thereof and, subject to subsection 12.2(b), shall include in the registration (the "Piggyback Registration") all of the Registrable Securities requested to be included therein pursuant to the written request of Holder received within twenty (20) days after delivery of the Corporation's notice.

          (b) Underwriting. If the Piggyback Registration relates to an underwritten public offering, the Corporation shall so advise Holder as a part of the written notice given pursuant to subsection 12.2(a). In such event, the right of Holder to participate in such registration shall be conditioned upon Holder's participation in such underwriting in accordance with the terms and conditions thereof and Holder shall enter into an underwriting agreement in customary form with the underwriter and the Corporation. In connection with any underwritten registration, the Corporation will enter into an underwriting agreement reasonably satisfactory to Holder containing customary underwriting provisions, including indemnification and contribution provisions.

     12.3 Expenses of Registration. All stock transfer taxes, underwriting discounts, expenses for special counsel of a selling stockholder and selling commissions incurred by the Corporation relating to Registrable Securities included in any Piggyback Registration shall be reimbursed by Holder.

     12.4 Termination of Registration Rights. The right of Holder to request inclusion of Registrable Securities in any registration pursuant to this Article 12 shall terminate at the date that is the earlier of: (i) that date that all Registrable Securities have been registered under the Securities Act or the Canadian Rules, as the case may be, or have otherwise been sold to the public;
(ii) the date that all Registrable Securities are eligible for resale without restriction under the Securities Act and the Canadian Rules.

13.  INDEMNITY

     The Corporation and each Material Subsidiary agrees to indemnify and hold Holder and its officers, directors, employees, agents and advisors (each, an "Indemnified Person") harmless from and against any and all suits, actions, demands, obligations, proceedings, claims, damages, losses, liabilities, costs and expenses of any kind or nature whatsoever (including any and all reasonable professional fees and disbursements incurred by Holder in connection with the preparation, negotiation and enforcement of the Transaction Documents) which may be instituted, asserted against or incurred by any Indemnified Person as a result of or arising out of, any breach of the representations, warranties or covenants of the Corporation or any of the Material Subsidiaries hereunder, any breach or violation of any Laws, the transactions contemplated hereunder or under any other Transaction Documents, any investigation, litigation or proceeding in connection herewith or any other Transaction Documents, and the enforcement, performance, administration, action or inaction by any of the Indemnified Persons of or under this Agreement or any of the other Transaction Documents, including, without limitation, relating to the operation of the Corporation's, or any Material Subsidiary's, business and any environmental liability (collectively, the "Indemnified Liabilities"), except to the extent that any such Indemnified Liabilities are finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or wilful misconduct. No Indemnified Person shall be responsible or liable to any other party to this Agreement or any other Transaction Document, any heir, executor, administrator, other legal personal representative, successor, assignee or third party beneficiary of such Person or any other Person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged or incurred as a result of or arising out of any of the above, including, without limitation, any of the transactions contemplated under this Agreement or any other Transaction Document. This indemnity is severable and distinct from the remainder of this Agreement and shall survive any termination of this Agreement or any other Transaction Document for any reasons whatsoever.

14.  EXPENSE REIMBURSEMENTS

     The Corporation hereby agrees to reimburse Holder for all of its reasonable and documented legal expenses, disbursements and taxes incurred in connection with the transactions contemplated hereby to a maximum of Fifty Thousand Dollars ($50,000.00).

15.  MISCELLANEOUS

     15.1 Currency. Except as may be otherwise expressly provided, all dollar amounts herein are references to lawful currency of the United States of America.

     15.2 Force Majeure. Notwithstanding anything in this Agreement to the contrary, if any party is prevented from or delayed in performing any obligation under this Agreement, and such failure in occasioned by any cause beyond its reasonable control, excluding only lack of finances, then the time for observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period. Any party to this Agreement claiming suspension of its obligations as aforesaid shall promptly notify the other party to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the notice insofar as it is reasonably able to do so and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof, and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike or lockout solely to remedy or remove the force majeure thereby constituted. The party claiming suspension of its obligations shall promptly notify the other party when the cause of the force majeure has been removed.

     15.3 Governing Law. Except where otherwise required by the law of any jurisdiction as it relates to certain corporate and securities laws requirements, the validity, interpretation and enforcement of the Transaction Documents shall be governed by and construed in accordance with, the laws of the Province of British Columbia and of Canada applicable therein. The Corporation and Holder submit to the jurisdiction of the Courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of Holder to commence suites, actions, or proceedings based on the Transaction Documents in any jurisdiction it deems appropriate.

     15.4 Further Assurances. Each party to this Agreement covenants and agrees that, from time to time prior to or subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents and do all such other acts and things as any other party to this Agreement, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate the transactions contemplated in this Agreement.

     15.5 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by or on behalf of Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Corporation pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Corporation hereunder solely as of the date of such certificate or instrument.

     15.6 Successors and Assigns. Holder shall not be entitled to assign its rights under any of the Transaction Documents, without the consent of the Corporation, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required for Holder to assign such rights to any person or group of persons controlling or owning the majority of all beneficial interests of Holder, any other entity controlled by such person or persons, or an entity controlled by Holder, provided that such entity shall continue to be so controlled by such persons or Holder as applicable and shall continue to be an "accredited investor" within the meaning of (i) Rule 501(a) of Regulation D as promulgated under the Securities Act; and (ii) MI 45-103. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

     15.7 Entire Agreement; Amendment and Waiver. The Transaction Documents expressly delivered pursuant hereto or thereto supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby, and constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth or incorporated by reference herein and therein. Neither the Transaction Documents, nor any term thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Corporation and Holder.

     15.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     15.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt. All communications shall be sent:

                  to the Corporation at:

                  Clearly Canadian Beverage Corporation
                  2489 Bellevue Avenue West
                  Vancouver, British Columbia
                  V7V 1E1
                  facsimile:  (604) 922-2286
                  Attention:  Mr. Bruce Morley

                  to Holder, at:

                  BG Capital Group Ltd.
                  Slot #2000 A.P. 59223
                  Nassau, Bahamas

                  with a copy to:

                  Brent Lokash Law Corporation
                  17th Floor, 808 Nelson Street
                  Vancouver, B.C. V6Z 2H2
                  facsimile: (604) 681-9579
                  Attention: Brent Lokash

or at such other address as the Corporation or Holder may designate by ten (10) days advance written notice to the other parties hereto.

     15.10 Time of Essence. Time shall be of the essence of the Transaction Documents.

     15.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered by facsimile.

     15.12 Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein other than a One Hundred Thousand Dollars ($100,000.00) finder's fee payable from the Corporation to Y&R Investment Capital Inc.

     15.13 Schedules: The following are the exhibits and schedules delivered concurrently with, and incorporated in, this Agreement:

            Schedule A   -   2005 Budgeted Targets

            Schedule B   -   2005 Pro Forma Budget

            Schedule C   -   Description of Lands

            Schedule D   -   New Stock Option Plan

            Schedule E   -   Class A Special Rights and Restrictions

            Schedule F   -   Class B Special Rights and Restrictions

            Schedule G   -   Capitalization Table

            Schedule H   -   List of Intellectual Property

            Schedule I   -   Projected Outstanding Fully Diluted Common Shares

                            [signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

CLEARLY CANADIAN BEVERAGE
CORPORATION.



By:
   -------------------------------------------
   Name:
   Title:


BG CAPITAL GROUP LTD.:



By:
   ----------------------------------------------
   Name:
   Title:

                                   SCHEDULE A

                              2005 BUDGETED TARGETS

On a pre-bonus and pre-deferred compensation basis, the 2005 Budgeted Targets for the Corporation for the fiscal year ended December 31, 2005 shall be as follows:

1. the Corporation is to achieve not less than $16,000,000 in Sales, as referred to in the Corporation's audited financial statements; and

2. the Loss from Operations (based on "normalized EBITDA"), as referred to in the Corporation's audited financial statements, will not be greater than $1,100,000, as adjusted to exclude any additional expenses for extraordinary or non-recurring items that are required by the Company's auditors or authorized by the Corporation's board of directors (which will include the representatives of BG Capital) and which are not included in the 2005 Pro Forma Budget.

The above targets for Sales and Loss from Operations for the year are based on the $1,000,000 preferred share subscription funding from BG Capital and the $3,000,000 brokered private placement subscription proceeds being received from standard securities being received by the Company on or before April 30, 2005. If such funding is received after April 30, 2005, the targets for Sales and Loss from Operations for the year will be reduced to reflect such delay in receipt of the funds.

For purposes of this Agreement, the term "normalized EBITDA" means earnings before interest, taxes, depreciation and amortization and other expenses (ie. gross profit less selling, general and administrative expenses) and such term contemplates and includes such adjustments as are necessary to neutralize the effect on earnings of expenses of an extraordinary or unusual or non-recurring nature with respect to the continuing operations of the business. Extraordinary, unusual and non-recurring items are to be interpreted in accordance with Canadian generally accepted accounting principles.

                                   SCHEDULE B

                              2005 PRO FORMA BUDGET

                                   SCHEDULE C

                              DESCRIPTION OF LANDS

1.   Formosa Property

In the Village of Formosa, in the Township of Culross, in the County of Bruce and being composed of:

FIRSTLY: Lot Number 17 in the said Village of Formosa, according to Registered Plan Number 282.

SECONDLY: Lot Number 18, in the said Village of Formosa, according to Registered Plan Number 282, SAVE AND EXCEPT from said Lot number 18 the Southerly 197 feet of said Lot Number 18, more particularly described as follows:

COMMENCING at the South-east angle of said Lot number 18;

THENCE Northerly along the Easterly limit of said Lot, a distance of 197 feet;

THENCE Westerly parallel to the Southern limit of said Lot, a distance of 466.62 feet more or less to the Westerly limit of said Lot;

THENCE Southerly along the Westerly limit of said Lot, a distance of 197 feet;

THENCE Easterly along the Southerly limit of said Lot, a distance of 466.62 feet to the place of beginning. As previously described in instrument number 239756.

2.   Collingwood Property

(a) Part of the West Half of Lot 9, concession 14, in the Township of Osprey, in the County of Grey and being more particularly described as follows:

     COMMENCING at the Northeasterly angle of the West Half of said Lot 9;

     HENCE Westerly and along the Northerly limit of the said Lot the distance of 350 feet;

     HENCE Southerly and parallel to the Easterly limit of the said Lot the distance of 500 feet;

     HENCE Easterly and parallel to the Northerly limit of the said Lot to the distance of 350 feet to the dividing line between the West and East Halves of the said Lot;

     HENCE Northerly and along the said dividing line the distance of 500 feet to the place of beginning.

     The aforesaid lands being the same lands at those described in Instrument No. 139825.

(b) Part Lot 9, Concession 14, designated as part 2 on Plan 17R-1177, Township of Osprey, County of Grey

     Registry Division of Grey (No. 16)

                                   SCHEDULE D

                              NEW STOCK OPTION PLAN

     Stock Options under new stock option plan shall be fully vested upon granting, except where otherwise indicated below. Stock Options will expire five (5) years from the date of granting provided that they will be subject to earlier expiration after a period of one (1) year following termination of the option holder.

Total Stock Options Available Under Plan:                                         1,750,000
-----------------------------------------

Allocation of Options:

Stock Options issued to Doug Mason exercisable @ $1.00 US:                          500,000
Stock Option issued to Bruce Morley exercisable @ $1.00 US:                         100,000
Stock Option issued to Tom Koltai exercisable @ $1.00 US:                           100,000

Stock Options issued in part consideration for termination compensation under the Consulting/Employment Agreements (which options vest upon termination) to the following:

         Doug Mason (Criterion Capital Corporation) exercisable @ $1.00 US:         150,000
         Bruce Morley (Bruce E. Morley Law Corporation) exercisable @ $1.00 US:     100,000
         Tom Koltai exercisable @ $1.00 US:                                         100,000

Options allocated by Doug Mason as incentive for the following management and employees:

         Kevin Doran exercisable @ $1.00 US:                                         75,000
         Valerie Samson exercisable @ $1.00 US:                                      15,000
         Clive Shallow exercisable @ $1.00 US:                                       15,000
         Sead Hamzagic exercisable @ $1.00 US:                                       45,000

Options to be allocated to representatives of BG Capital that become officers, directors, employees or consultants of the
Corporation exercisable @$1.00 US:                                                  550,000
                                                                                    -------

Total Options to be allocated:                                                    1,750,000
                                                                                  =========

                                   SCHEDULE E

                     CLASS A SPECIAL RIGHTS AND RESTRICTIONS

                                   SCHEDULE F

                     CLASS B SPECIAL RIGHTS AND RESTRICTIONS

                                   SCHEDULE G

                              CAPITALIZATION TABLE

Authorized Capital of the Corporation:
--------------------------------------

1. 210,000,000 shares divided into 200,000,000 Common Shares without par value; and

2.   10,000,000 preferred shares with a par value of $1.00 Cdn per share.

Issued Capital of the Corporation:
----------------------------------

10,803,682 Common Shares

Convertible Securities of the Corporation:
------------------------------------------

----------------------------------------------------------------------------------------------------------

PRIVATE PLACEMENT WARRANTS:                                        Exercise Price
Nov.24/00 - 5 year warrants issued re private placement
              (expiring Nov. 24, 2005)                                     $1.10 Cdn               565,000
Mar. 4/04 - 2 year warrants issued to Dundee Securities
                  (expiring Mar. 4/06)                                     $0.34 Cdn               250,000
                                                                                                   -------
TOTAL PRIVATE PLACEMENT WARRANTS:                                                                  815,500
----------------------------------------------------------------------------------------------------------

STOCK OPTIONS:                                                        Exercise Price
Employee/Director (expiring: April 4, 2006)                                $0.65 Cdn                25,169
Employee/Director (expiring: Oct. 29, 2006)                                $0.65 Cdn                76,234
Employee/Director (expiring: Nov. 4, 2006)                                 $0.65 Cdn                 2,488
Employee (expiring Mar. 27, 2007)                                          $0.65 Cdn                   588
Employee/Director (expiring Jan. 5, 2008)                                  $0.65 Cdn               134,118
Director (expiring: Sept. 3, 2008)                                         $0.65 Cdn                 5,882
Employee/Officer (expiring Dec. 23, 2009)                                  $0.65 Cdn                94,857
Director (expiring Nov. 15, 2010)                                          $1.05 Cdn                25,000
Employee/Director (expiring Feb. 21, 2011)                                 $1.15 Cdn               255,000
Employee (expiring August 23, 2011)                                        $1.35 Cdn                25,000
Director/Officer (expiring May 15, 2012)                                   $1.25 Cdn               370,000
Employee (expiring Sept. 23, 2012)                                         $1.00 Cdn                40,000
Director/Officer (expiring Feb. 11, 2013)                                  $0.70 Cdn               230,000
Employee/Director/Officer (expiring April 29, 2013)                        $0.65 Cdn               265,000
Consultant (expiring April 29, 2008)                                       $0.65 Cdn                35,000
Employee (expiring September 8, 2013)                                      $0.65 Cdn                10,000
Consultant (expiring April 15, 2006)                                       $0.40 Cdn               100,000
                                                                                                   -------
TOTAL STOCK OPTIONS:                                                                             1,694,336
----------------------------------------------------------------------------------------------------------

CONVERTIBLE DEBENTURES
Dec.02/02 - 1 year (plus 3 year extension) convertible debenture           $0.80 Cdn               837,500
(expiring Dec. 2, 2006)
------------------------------------------------------------------------------------- ---------------------

Authorized Capital of Blue Mountain:
------------------------------------

1.   unlimited number of common shares; and

2.   unlimited number of preference shares.

Issued Capital of Blue Mountain:
--------------------------------

11,875 common shares

Authorized Capital of CCB(US):
------------------------------

1,000 common shares

Issued Capital of CCB(US):
--------------------------

100 common shares

                                   SCHEDULE H

                          LIST OF INTELLECTUAL PROPERTY

                                   SCHEDULE I

                PROJECTED OUTSTANDING FULLY DILUTED COMMON SHARES



Shares Outstanding (after 10:1 rollback):                        1,080,368

Conversion of existing debentures and secured
loans for Management & associates :                                635,953 (approximately)

Shares to be issued to Mason, Eymann and US Group, et al.          100,000 (approximately)

Conversion of Global Loan:                                         406,500

US$3,000,000 new funding:                                        3,000,000

New Stock Options (@ US$1.00):                                   1,750,000

Old Stock Options (@ between Cdn$4.00 - Cdn$13.50):                169,433

Finders Fee to BG Capital:                                         450,000

Preferred Conversion Fees:                                         200,000


GRAND TOTAL PROJECTED SHARES
OUTSTANDING:                                                     7,792,254